                                                                    EXHIBIT 19.1





                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------









                                   ----------

                              FIRST QUARTER REPORT
                                      2001

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                             SCHEDULE OF INVESTMENTS

MARCH 31, 2001 (UNAUDITED)

PRINCIPAL
AMOUNT/                                     INVESTMENT   AMORTIZED                 % OF TOTAL
SHARES            INVESTMENT                   DATE        COST        VALUE       INVESTMENTS
---------         ----------                ----------   ---------     -----       -----------
MANAGED COMPANIES:

$1,632,960        LMC Corporation, 12.00%
                  Senior Subordinated        11/01/96
                  Revolving Notes            through
                  due 10/31/00(1)            01/13/99   $1,632,960  $        1
$14,096           LMC Corporation, 12.00%    02/07/00
                  Promissory Notes           through
                  due 8/7/00(2)              04/11/00       14,096           1
                                                        ----------  ----------      -----
                                                         1,647,056           2        0.0%
                                                        ----------  ----------      -----
$1,290,000        R.B.M. Precision Metal
                  Products, Inc., 13.00%
                  Senior Subordinated
                  Secured Notes due
                  5/24/02(3)                 05/24/95    1,265,888   1,290,000
12,603.7 sh.      R.B.M. Precision Metal
                  Products, Inc., Warrants
                  to Purchase
                  Common Stock(3)*           05/24/95       73,295      23,400
12,717 sh.        R.B.M. Precision Metal
                  Products, Inc., Common
                  Stock(3)*                  12/09/98            1      23,509
                                                        ----------  ----------      -----
                                                         1,339,184   1,336,909       94.8
                                                        ----------  ----------      -----
         Total Investments in Managed
           Companies (102.1% of net assets)              2,986,240   1,336,911       94.8
                                                        ----------  ----------      -----

NON-MANAGED COMPANIES:

$78,901           Niigata Engineering        12/01/99
                  Co., Ltd.,                 through
                  Receivables(4)             01/03/00       73,621      73,621
                                                        ----------  ----------      -----
                                                            73,621      73,621        5.2
                                                        ----------  ----------      -----
821,376 sh.       WasteMasters, Inc.,
                  Common Stock(5)*           06/03/98    1,097,307           1
                                                        ----------  ----------      -----
                                                         1,097,307           1        0.0
                                                        ----------  ----------      -----
         Total Investment in
           Non-Managed Companies
           (5.6% of net assets)                          1,170,928      73,622        5.2
                                                        ----------  ----------      -----
         Total Investments (107.7% of net assets)       $4,157,168  $1,410,533      100.0%
                                                        ==========  ==========      =====



         The accompanying notes to financial statements are an integral part of this schedule.



                                   ----------

                                       ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                       SCHEDULE OF INVESTMENTS (CONTINUED)

(1) The accrual of interest on the notes was discontinued by the Fund effective July 1, 1999.

(2)  The Fund has not accrued any interest on these notes.

(3) On April 5, 2001, R.B.M. Precision Metal Products, Inc. ("RBM") prepaid these notes at face value, plus accrued interest, and purchased the common stock and warrants for $46,909.

(4) These are non-interest bearing receivables, which were purchased from LMC Corporation ("LMC") at a discount. Payments are due on May 21, 2001 and November 21, 2001 each in the amount of $25,361 and on May 21, 2002 in the amount of $28,179.

(5) See Note 5 regarding significant issues concerning the ownership and transferability of this stock.

*    Non-income producing security.

         The accompanying notes to financial statements are an integral part of this schedule.



                                   ----------

                                       TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                 BALANCE SHEETS

MARCH 31, 2001 AND DECEMBER 31, 2000 (UNAUDITED)

                                                       2001            2000
                                                   ------------    ------------
ASSETS:
  Investments:
    Portfolio investments, at value:
      Managed companies (amortized cost -
        $2,986,240)                                $  1,336,911    $  1,336,911
      Non-managed companies (amortized cost -
        $1,170,928 and $1,168,992, respectively)         73,622          71,686
                                                   ------------    ------------
           Total investments                          1,410,533       1,408,597
  Cash and cash equivalents                              20,338             100
  Accrued interest receivable                            16,374          17,772
  Other assets                                           15,035          20,514
                                                   ------------    ------------
     Total assets                                  $  1,462,280    $  1,446,983
                                                   ============    ============
LIABILITIES:
  Payable to affiliates                            $     47,740    $      4,950
  Accounts payable and accrued liabilities              104,904         111,089
                                                   ------------    ------------
     Total liabilities                                  152,644         116,039
                                                   ------------    ------------

COMMITMENTS AND CONTINGENCIES

NET ASSETS:
  Managing General Partner                             (104,604)       (124,842)
  Limited Partners (equivalent to $1.76
    and $1.81 respectively, per limited
    partnership unit based on 805,741
    units outstanding)                                1,414,240       1,455,786
                                                   ------------    ------------
      Net assets                                      1,309,636       1,330,944
                                                   ------------    ------------
         Total liabilities and net assets          $  1,462,280    $  1,446,983
                                                   ============    ============

         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                      THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)

                                          2001          2000
                                       ----------    ----------
INVESTMENT INCOME:
  Income:
    Interest                           $   43,484    $   53,415
                                       ----------    ----------
       Total investment income             43,484        53,415
                                       ----------    ----------
  Expenses:
    Fund administration fees               30,615        29,582
    Administrative expenses                17,459        17,224
    Independent General Partner fees
      and expenses                         10,464        10,487
    Professional fees                       7,419        18,961
    Other expenses                         19,073        20,611
    Investment advisory fees                   --        19,185
                                       ----------    ----------
       Total expenses                      85,030       116,050
                                       ----------    ----------
NET INVESTMENT LOSS                       (41,546)      (62,635)
                                       ----------    ----------
NET DECREASE IN NET ASSETS
         RESULTING FROM OPERATIONS     $  (41,546)   $  (62,635)
                                       ==========    ==========



         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)

                                                             2001          2000
                                                          ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net decrease in net assets resulting from
    operations                                            $  (41,546)   $  (62,635)
  Adjustments to reconcile net decrease in net assets
    resulting from operations to net cash used in
    operating activities:
      Accreted discount on portfolio investments              (1,936)       (8,642)
      Change in assets and liabilities:
        Accrued interest receivable                            1,398         1,826
        Other assets                                           5,479         7,759
        Payable to affiliates                                 42,790        19,671
      Accounts payable and accrued liabilities                (6,185)       (6,639)
                                                          ----------    ----------
        Net cash used in operating activities                     --       (48,660)
                                                          ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                               --       (89,469)
  Sale of temporary investments, net                              --       374,820
                                                          ----------    ----------
    Net cash provided by investing activities                     --       285,351
                                                          ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  General partner capital contributions                       20,238            --
  Cash distributions paid to partners                             --      (263,575)
                                                          ----------    ----------
    Net cash provided by (used in) financing activities      (20,238)     (263,575)
                                                          ----------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          20,238       (26,884)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 100       130,566
                                                          ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $   20,338    $  103,682
                                                          ==========    ==========



         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                       STATEMENTS OF CHANGES IN NET ASSETS

FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND FOR
THE YEAR ENDED DECEMBER 31, 2000 (UNAUDITED)

                                                         2001            2000
                                                     ------------    ------------
(Decrease) increase in net assets from operations:
  Net investment loss                                $    (41,546)   $   (222,801)
  Net realized gain on investments                             --      (5,131,299)
  Net change in unrealized loss on investments                 --       5,996,978
                                                     ------------    ------------
    Net (decrease) increase in net assets
      resulting from operations                           (41,546)        642,878
General partner capital contribution                       20,238          28,831
Repurchase of limited partnership units                        --         (28,184)
                                                     ------------    ------------
  Total (decrease) increase in net assets                 (21,308)        643,525
Net assets:
  Beginning of period                                   1,330,944         687,419
                                                     ------------    ------------
  End of period (including no undistributed
    net investment income)                           $  1,309,636    $  1,330,944
                                                     ============    ============



         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                       SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                        SELECTED PER UNIT DATA AND RATIOS

FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)

                                        2001             2000
                                    ------------     ------------
PER UNIT DATA:
  Investment income                 $       0.06     $       0.06
  Expenses                                 (0.11)           (0.13)
                                    ------------     ------------
    Net investment loss and net
      decrease in net asset value          (0.05)           (0.07)
      Net asset value:
        Beginning of period                 1.81             0.98
                                    ------------     ------------
        End of period               $       1.76     $       0.91
                                    ============     ============
RATIOS (ANNUALIZED):
  Ratio of expenses to average
    net assets                             25.76%           70.75%
  Ratio of net investment loss
    to average net assets                 (12.59)%         (38.19)%
Number of limited partnership
  units at end of period                 805,741          869,796



         The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.



                                   ----------

                                      SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS


MARCH 31, 2001 (UNAUDITED)

1.       GENERAL

The accompanying unaudited interim condensed financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Pension Partners, L.P. (the "fund"), necessary to fairly present the financial position of the Fund as of March 31, 2001 and the results of its operations, changes in net assets and its cash flows for the period then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 2000.

2.       INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM was entitled to receive, subject to certain limitations, a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. The investment advisory fees for 2000 were not paid during 2000 due to the failure of the Fund to satisfy the applicable subordination provisions. During March 2001, in connection with the adoption of the plan of liquidation for the Fund, FCM permanently waived its rights to receive any future investment advisory fees from the Fund, retroactive to January 1, 2000. As a result, the quarterly accruals for investment advisory fees that were made during 2000 were reversed as of December 31, 2000 and the Fund did not record any investment advisory fees during the three months ended March 31, 2001.

3.       FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of 0.45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $30,615 were paid by the Fund for the three months ended March 31, 2001. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $17,459 for the three months ended March 31, 2001.



                                   ----------

                                      EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 2001 totaled $10,464.

5.       COMMITMENTS AND CONTINGENCIES

WasteMasters, Inc. ("WasteMasters") The Fund acquired its WasteMasters stock, which trades on the OTC Bulletin Board System, from Nikko Trading of America Corporation ("Nikko") on June 3, 1998. The stock was subject to a 24-month lock-up period through May 2000. Upon expiration of the lock-up period, the Fund requested that WasteMasters issue the Fund a new stock certificate without the restrictive legend that existed on the Fund's original certificate, so that the stock could be sold. WasteMasters refused to comply with this request because of a court order during March 2000 that authorized the cancellation of all WasteMasters stock that had been issued to Nikko, including the shares that Nikko had previously transferred to the Fund. At this time, the Fund is uncertain as to how, or when, these issues regarding the ownership and transferability of its WasteMasters stock will be resolved. The Fund has retained counsel and WasteMasters' attorneys are considering the Fund's request to be treated as a bona fide purchaser of the shares from Nikko. Others are in the same position as the Fund and have requested similar treatment. WasteMasters' attorneys have indicated that they will not be in a position to make a determination as to the Fund's position as a bona fide purchaser until other ongoing litigation is resolved. There can be no assurance that a conclusion favorable to the Fund will be achieved, or that a determination will be made prior to the final liquidation of the Fund.



                                   ----------

                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2001, the Fund held portfolio investments in two Managed Companies and two Non-Managed Companies, with an aggregate original cost of approximately $4.2 million. The value of these portfolio investments, which were made through the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 107.7% of the Fund's net assets as of March 31, 2001.

The Fund's investment period ended on December 31, 1995. Although the Fund has been permitted to make additional investments in existing portfolio companies since 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode since 1995.

As provided for in the Partnership Agreement, the Fund's term expired, and the dissolution of the Fund was effective, as of December 31, 2000. The General Partners are proceeding with the liquidation and distribution of the Fund's assets in accordance with a plan of liquidation that was adopted by the General Partners on March 2, 2001. It is currently anticipated that the liquidation of the Fund will be completed prior to December 31, 2001 and that additional distributions to Limited Partners during 2001 will total between $1.00 and $1.50 per Unit.

During December 2000, RBM and the Fund began negotiating a transaction in which RBM would prepay the RBM notes held by the Fund and purchase the RBM common stock and warrants held by the Fund. In this transaction, which was consummated on April 5, 2001, RBM (i) prepaid the $1,290,000 of RBM notes held by the Fund at par, plus accrued interest, and (ii) purchased the RBM stock and warrants held by the Fund for $46,909.



                                   ----------

                                       TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


As of March 31, 2001, the Fund's remaining liquid assets were invested in money market funds. These funds, along with the cash proceeds received during April 2001 from the RBM transaction, are available to fund the 2001 repurchase offer, to pay Fund expenses and for distribution to the partners. The Fund does not anticipate making any additional follow-on investments in existing portfolio companies.

During April 2001, the Fund declared a cash distribution of $1.00 per Unit which will be paid to the Fund's partners on May 10, 2001.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are purchased on a pro rata basis after giving priority to Limited Partners owning less than 100 Units.

If, as presently anticipated, the liquidation of the Fund is not completed prior to October 2001, the Fund will make a repurchase offer during October 2001. If the plan of liquidation is proceeding as anticipated, the net asset value per Unit at the time of the repurchase offer is anticipated to be a nominal amount.

Payables to affiliates increased $42,790 from $4,950 at December 31, 2000 to $47,740 at March 31, 2001. This increase resulted primarily from an increase in the amount of reimbursements due FCM for expenses incurred on behalf of the Fund.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment loss was $41,546 for the three months ended March 31, 2001 as compared to a net investment loss of $62,635 for the corresponding period of the prior year. Net investment loss per limited partnership unit decreased from $0.07 to $0.05 and the ratio of net investment loss to average net assets decreased from 38.19% to 12.59% for the three months ended March 31, 2001 as compared to the corresponding period of the prior year.

The net investment loss for the three months ended March 31, 2001 decreased primarily as a result of a decrease in total expenses as compared to the corresponding period of the prior year. The impact of the decrease in total expenses was partially offset by a decrease in investment income.



                                   ----------

                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


Investment income decreased $9,931, or 18.6%, for the three months ended March 31, 2001, as compared to the corresponding period of the prior year. This decrease resulted primarily from a decrease in the amount of the Fund's temporary and money market investments and a decrease in the balance of the Niigata Engineering Co., Ltd. ("Niigata") receivables. The amount of the Fund's temporary and money market investments decreased because of (i) a cash distribution made by the Fund during February 2000 that constituted a return of capital, (ii) purchases of additional LMC follow-on investments (including the Niigata receivables), (iii) the Fund's repurchase of 7.36% of its Units during the fourth quarter of 2000, and (iv) operating losses incurred by the Fund. The balance of the Niigata receivables decreased because of payments received from Niigata during May and November of 2000.

Total expenses decreased $31,020, or 26.7%, for the three months ended March 31, 2001, as compared to the corresponding period of the prior year. This decrease resulted primarily from decreases in professional and investment advisory fees.

Professional fees decreased because prior year legal fees included a significant amount of fees incurred in connection with LMC related litigation. The Fund's obligation to pay the monthly investment advisory fees to FCM was subject to the Fund satisfying applicable subordination provisions as set forth in the Partnership Agreement. The investment advisory fees were not paid during 2000 due to the failure of the Fund to satisfy these subordination provisions. During March 2001, in connection with the adoption of the plan of liquidation for the Fund, FCM permanently waived its rights to receive any future investment advisory fees from the Fund, retroactive to January 1, 2000. As a result, the quarterly accruals for investment advisory fees that were made during 2000 were reversed as of December 31, 2000 and the Fund did not record any investment advisory fees during the three months ended March 31, 2001.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are



                                   ----------

                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 2000, the Fund had recorded $2,746,635 of unrealized loss on investments. There were no changes to these unrealized losses on investments during the three months ended March 31, 2001. The cumulative net unrealized loss on investments as of March 31, 2001 consisted of the following components:

                                       Net Changes in
                                   Unrealized Gain (Loss)    Net Unrealized
                                      During the Three         Gain (Loss)
                                        Months Ended         Recorded As of
Portfolio Company                      March 31, 2001        March 31, 2001
-----------------                  ----------------------    --------------
LMC                                $                   --    $   (1,647,054)
RBM                                                    --            (2,275)
WasteMasters                                           --        (1,097,306)
                                   ----------------------    --------------
                                   $                   --    $   (2,746,635)
                                   ======================    ==============

LMC experienced significant cash flow shortfalls in December 1999 and January 2000. These cash flow shortfalls, combined with significant reductions in the cash available under LMC's revolving line of credit with CIT, forced a cessation of production of equipment and severely curtailed LMC's ability to fulfill orders for spare parts. Substantially all of LMC's employees were terminated during December 1999 and January 2000.

While LMC held discussions with several potential purchasers of its business, in whole or in part, no meaningful offers were received. LMC did consummate a consignment joint venture with respect to its spare parts business during March 2000.

LMC received a notice of default, dated April 6, 2000, from CIT with respect to its revolving line of credit. On April 28, 2000, LMC filed for Chapter 11 bankruptcy protection. On November 9, 2000, CIT repossessed LMC's assets that had been pledged as collateral on the line of credit (all of LMC's assets except for its real property). On January 17, 2001, CIT conducted a foreclosure sale of the repossessed assets. The proceeds of the foreclosure sale totaled less than the amount of LMC's indebtedness to CIT. LMC is currently attempting to sell its real property. All proceeds realized from the sale will be payable to LMC's creditors, including the Fund.



                                   ----------

                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


The Fund wrote its LMC investment down by $459,200 and $282,720 during 1995 and 1997, respectively. As a result of the above-discussed developments, the Fund created additional reserves of $6,238,506 and $240,894 against the carrying values of the Fund's LMC investment during the years ended December 31, 1999 and 2000, respectively. As of December 31, 2000, the Fund wrote the cost of all of its LMC equity investments off as realized losses. There is a possibility that the Fund could recover a small portion of its investment in LMC debt during 2001 out of proceeds derived from the sale of LMC's real property.

During December 2000, RBM and the Fund began negotiating a transaction in which RBM would prepay the RBM notes held by the Fund and purchase the RBM common stock and warrants held by the Fund. In this transaction, which was consummated on April 5, 2001, RBM (i) prepaid the $1,290,000 of RBM notes held by the Fund at par, plus accrued interest, and (ii) purchased the RBM stock and warrants held by the Fund for $46,909.

As of December 31, 2000, the Fund adjusted the carrying value of its RBM investments to amounts equal to the proceeds received from RBM during April 2001.

During June 1998, the Fund exchanged its Atlas subordinated notes and warrants for 821,376 shares of common stock in WasteMasters, a waste management company headquartered in El Reno, Oklahoma. The Fund's WasteMasters stock, which was acquired from Nikko Trading of America Corporation ("Nikko"), was subject to a 24-month lock-up period through May 2000. Upon expiration of the lock-up period, the Fund requested that WasteMasters issue the Fund a new stock certificate without the restrictive legend that existed on the Fund's original certificate, so the stock could be sold. WasteMasters refused to comply with this request because of a court order during March 2000 that authorized the cancellation of all WasteMasters stock that had been issued to Nikko, including the shares that Nikko had previously transferred to the Fund. At this time, the Fund is uncertain as to how, or when, these issues regarding the ownership and transferability of its WasteMasters stock will be resolved. The Fund has retained counsel and WasteMasters' attorneys are considering the Fund's request to be treated as a bona fide purchaser of the shares from Nikko. Others are in the same position as the Fund and have requested similar treatment. WasteMasters' attorneys have indicated that they will not be in a position to make a determination as to the Fund's position as a bona fide purchaser until other ongoing litigation is resolved. There can be no assurance that a conclusion favorable to the Fund will be achieved, or that a determination will be made prior to the final liquidation of the Fund.

The WasteMasters common stock, which trades on the OTC Bulletin Board System ("WASTE"), closed at $1.78 (an average of the closing bid and ask prices) on June 3, 1998 (the date of the exchange). However, due to a number of factors, including the speculative nature of the WasteMasters stock, the two-year lock-up period and the relative size of the Fund's stock position, FCM recorded the WasteMasters stock at the same nominal value that the Atlas securities had previously been carried by the Fund.



                                   ----------

                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


The Fund recorded a realized loss of $2,125,574 on the exchange, which is equal to the amount of the loss that the Fund claimed for income tax purposes from the disposition of the Atlas securities. The balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

The 52-week low for the WasteMasters common stock is $0.02 per share and the current bid price (April 30, 2001) is $0.05 per share.



                                   ----------

                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------



















                                   ----------
                                  ANNUAL REPORT
                                      2000

--------------------------------------------------------------------------------

                                    CONTENTS



         Fund Profile and Financial Highlights                        One

         Message to Investors                                         Two

         Schedule of Investments                                      Four

         Balance Sheets                                               Six

         Statements of Operations                                     Seven

         Statements of Cash Flows                                     Eight

         Statements of Changes in Net Assets                          Nine

         Selected Per Unit Data and Ratios                            Ten

         Notes to Financial Statements                                Eleven

         Report of Independent Public Accountants                     Fifteen

         Management's Discussion and Analysis of Financial
         Condition and Results of Operations                          Sixteen

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                  FUND PROFILE

Fiduciary Capital Pension Partners, L.P. (the "Fund") is a Delaware limited partnership that commenced operations on August 14, 1990. The Fund elected to operate as a business development company under the Investment Company Act of 1940. The investment objective of the Fund was to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.

The Fund's investment period ended on December 31, 1995. Although the Fund was permitted to make additional investments in existing portfolio companies after 1995, the Fund was no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode.

As provided for in the Partnership Agreement, the Fund's term expired, and the dissolution of the Fund was effective, as of December 31, 2000. The General Partners are proceeding with the final liquidation and distribution of the Fund's assets in accordance with a plan of liquidation that was adopted by the General Partners on March 2, 2001. It is currently anticipated that the liquidation of the Fund will be completed prior to December 31, 2001 and that distributions to Limited Partners during 2001 will total between $1.00 and $1.50 per Unit.

                              FINANCIAL HIGHLIGHTS


                                                        As of or for the Year Ended December 31
                                                 2000        1999        1998        1997        1996
                                               --------    --------    --------    --------    --------
                                                        (in thousands, except per Unit amounts)
  Total Investment Income                      $    202    $    316    $    607    $  1,370    $  1,329
  Net Investment (Loss) Income                     (223)       (279)         58         831         772
  Net Realized and Unrealized
    Gain (Loss) on Investments                      866      (6,084)       (945)       (294)     (1,143)
  Cash Distributions Declared to Partners            --       1,118       2,758       3,151       1,423
  Cash Utilized to Repurchase Units                  28         297         753       1,163       1,440
  Total Assets                                    1,447       1,472       9,248      14,352      17,441
  Net Assets                                      1,331         687       8,466      12,864      16,640
  Value of Investments                            1,409       1,302       8,506      13,949      17,105

Per Unit of Limited Partnership Interest:
  Net Investment (Loss) Income(1)                 (0.25)      (0.30)       0.05        0.75        0.64
  Net Realized and Unrealized
    Gain (Loss) on Investments(1)                  0.99       (6.52)      (0.82)      (0.27)      (0.95)
  Cash Distributions Declared to Partners(2)         --        1.20        2.71        2.90        1.20
  Net Asset Value                                  1.81        0.98        9.19       12.66       15.08

(1) Calculated using the weighted average number of Units outstanding during the years ended December 31, 2000, 1999, 1998, 1997 and 1996 of 862,795,
     932,412, 1,010,959, 1,095,362 and 1,186,294, respectively.

(2) Distribution amounts are reflected during the year in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such year.



                                   ----------

                                       ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                              MESSAGE TO INVESTORS


Dear Investor:

This Annual Report includes a discussion of recent developments with respect to the Fund and its remaining portfolio investments and the Fund's audited financial statements for the year ended December 31, 2000. Unaudited interim financial statements for the first quarter of 2001 are also enclosed along with this Annual Report.

HIGHLIGHTS

     o A cash distribution of $1.00 per Unit was paid to Investors on May 10, 2001. Cumulative distributions paid to Investors since the Fund's inception during 1990 now total between $17.61 and $17.29 on a per Unit ($20.00 cost) basis, depending upon the closing in which the particular Units were issued.

     o The Fund's net asset value per Unit was $1.81 at December 31, 2000 and $1.76 at March 31, 2001 as compared to $0.98 at December 31, 1999.

     o The Fund redeemed 7.36% of its outstanding Units during November 2000 pursuant to its annual repurchase offer.

CUMULATIVE DISTRIBUTIONS AND NET ASSET VALUE PER UNIT

                                    [GRAPH]

                              1995      1996      1997      1998      1999      2000
                             ------    ------    ------    ------    ------    ------
Cumulative Distributions       8.58      9.78     12.68     15.41     16.61     16.61
Net Asset Value               16.61     15.08     12.66      9.19      0.98      1.81

DISSOLUTION AND LIQUIDATION OF THE FUND

In accordance with the Fund's Partnership Agreement, the Fund's term expired on December 31, 2000. Accordingly, as provided for in the Agreement, the dissolution of the Fund was effective as of December 31, 2000. The General Partners are now proceeding with the final liquidation and distribution of the Fund's assets in accordance with a plan of liquidation that was adopted by the General Partners on March 2, 2001.

It is currently anticipated that the final liquidation of the Fund will be completed prior to December 31, 2001. A cash distribution of $1.00 per Unit was paid to Investors on May 10, 2001 and it is anticipated that the Fund will make one or more additional cash distributions during 2001. It is currently expected that these additional distributions will total less than $0.50 per Unit.

During December 2000, R.B.M. Precision Metal Products, Inc. ("RBM") and the Fund began negotiating a transaction in which RBM would prepay the RBM notes held by the Fund and purchase the RBM common stock and warrants held by the Fund. In this transaction, which was consummated on April 5, 2001, RBM (i) prepaid the $1,290,000 of RBM notes held by the Fund at par, plus accrued interest, and (ii) purchased the RBM stock and warrants held by the Fund for $46,909.

The cash available for distribution during 2001 will be derived primarily from the proceeds received from RBM. A portion of the Fund's cash will be used to fund the 2001 Repurchase Offer (see discussion below) and to pay expenses incurred by the Fund during, and subsequent to, the liquidation.

The Fund's remaining assets include an investment in LMC Corporation ("LMC"), which is in bankruptcy, and an equity interest in WasteMasters, Inc. ("WasteMasters"), which is in legal dispute. At present, it is not expected that any material amounts will be derived from either the LMC or WasteMasters investments.

2001 REPURCHASE OFFER

If, as presently anticipated, the liquidation of the Fund is not completed prior to October 2001, the Fund will make a Repurchase Offer during October 2001. If the plan of liquidation is proceeding as anticipated, the net asset value per Unit at the time of the Repurchase Offer is anticipated to be a nominal amount.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from Investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a 2% fee, which is retained by the Fund to offset expenses incurred in connection with the Repurchase Offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are repurchased on a prorated basis, after giving priority to Investors owning less than 100 Units.


                                   ----------

                                       TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

SUSPENSION OF RECOGNITION OF TRANSFERS

Due to (i) the limited amount of time remaining prior to the final liquidation of the Fund, (ii) the low remaining net asset value per Unit, and (iii) the valuation uncertainties associated with the liquidation of the Fund's remaining assets, the General Partners have permanently suspended the recognition of any further transfers of Units other than certain transfers between related parties and transfers by operation of law, e.g. transfers at death.

PORTFOLIO UPDATE

R.B.M. Precision Metal Products, Inc. On April 5, 2001, RBM (i) prepaid the $1,290,000 of RBM notes held by the Fund at par, plus accrued interest, and (ii) purchased the RBM stock and warrants held by the Fund for $46,909.

LMC Corporation LMC experienced significant cash flow shortfalls in December 1999 and January 2000. These cash flow shortfalls, combined with significant reductions in the cash available under LMC's revolving line of credit with CIT, forced a cessation of production of equipment and severely curtailed LMC's ability to fulfill orders for spare parts. Substantially all of LMC's employees were terminated during December 1999 and January 2000.

While LMC held discussions with several potential purchasers of its business, in whole or in part, no meaningful offers were received. LMC did consummate a consignment joint venture with respect to its spare parts business during March 2000.

LMC received a notice of default, dated April 6, 2000, from CIT with respect to its revolving line of credit. On April 28, 2000, LMC filed for Chapter 11 bankruptcy protection. On November 9, 2000, CIT repossessed LMC's assets that had been pledged as collateral on the line of credit (all of LMC's assets except for its real property). On January 17, 2001, CIT conducted a foreclosure sale of the repossessed assets. The proceeds of the foreclosure sale totaled less than the amount of LMC's indebtedness to CIT. LMC is currently attempting to sell its real property. All proceeds realized from the sale would be payable to LMC's creditors, including the Fund.

The Fund recorded significant unrealized losses on its LMC investment between 1995 and 2000, resulting in its investment currently being carried at a negligible amount. As of December 31, 2000, the Fund wrote the cost of all of its LMC equity investments off as realized losses. There is a possibility that the Fund could recover a small portion of its investment in LMC debt during 2001 out of proceeds derived from the sale of LMC's real property.

WasteMasters, Inc. The Fund's WasteMasters stock (OTC-BB symbol "WASTE"), which was acquired from Nikko Trading of America Corporation ("Nikko"), was subject to a 24-month lock-up period through May 2000. Upon expiration of the lock-up period, the Fund requested that WasteMasters issue the Fund a new stock certificate without the restrictive legend that existed on the Fund's original certificate, so the stock could be sold. WasteMasters refused to comply with this request because of a court order during March 2000 that authorized the cancellation of all WasteMasters stock that had been issued to Nikko, including the shares that Nikko had previously transferred to the Fund. At this time, the Fund is uncertain as to how, or when, these issues regarding the ownership and transferability of its WasteMasters stock will be resolved. The Fund has retained counsel and WasteMasters' attorneys are considering the Fund's request to be treated as a bona fide purchaser of the shares from Nikko. Others are in the same position as the Fund and have requested similar treatment. WasteMasters' attorneys have indicated that they will not be in a position to make a determination as to the Fund's position as a bona fide purchaser until other ongoing litigation is resolved. There can be no assurance that a conclusion favorable to the Fund will be achieved, or that a determination will be made prior to the final liquidation of the Fund. Accordingly, the Fund is currently carrying this investment at a neglible amount.

If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,

/s/ PAUL BAGLEY

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company


/s/ W. DUKE DEGRASSI

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

May 14, 2001



                                   ----------

                                      THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                             SCHEDULE OF INVESTMENTS


DECEMBER 31, 2000

PRINCIPAL
 AMOUNT/                                         INVESTMENT       AMORTIZED                         % OF TOTAL
 SHARES                 INVESTMENT                  DATE            COST            VALUE           INVESTMENTS
---------               ----------               ----------       ---------         -----           -----------
MANAGED COMPANIES:

$1,632,960        LMC Corporation, 12.00%
                  Senior Subordinated             11/01/96
                  Revolving Notes                  through
                  due 10/31/00(1)                 01/13/99        $1,632,960      $        1
$14,096           LMC Corporation, 12.00%         02/07/00
                  Promissory Notes due             through
                  8/7/00(2)                       04/11/00            14,096               1
                                                                  ----------      ----------           -----
                                                                   1,647,056               2             0.0%
                                                                  ----------      ----------           -----
$1,290,000        R.B.M. Precision Metal
                  Products, Inc., 13.00%
                  Senior Subordinated
                  Secured Notes due
                  5/24/02(3)                      05/24/95         1,265,888       1,290,000
12,603.7 sh.      R.B.M. Precision Metal
                  Products, Inc., Warrants to
                  Purchase Common Stock(3)*       05/24/95            73,295          23,400
12,717 sh.        R.B.M. Precision Metal
                  Products, Inc., Common
                  Stock(3)*                       12/09/98                 1          23,509
                                                                  ----------      ----------           -----
                                                                   1,339,184       1,336,909            94.9
                                                                  ----------      ----------           -----
  Total Investments in Managed Companies (100.4% of net assets)    2,986,240       1,336,911            94.9
                                                                  ----------      ----------           -----

NON-MANAGED COMPANIES:

$78,901           Niigata Engineering             12/01/99
                  Co., Ltd.,                       through
                  Receivables(4)                  01/03/00            71,685          71,685
                                                                  ----------      ----------           -----
                                                                      71,685          71,685             5.1
                                                                  ----------      ----------           -----
821,376 sh.       WasteMasters, Inc.,
                  Common Stock(5)*                06/03/98         1,097,307               1
                                                                  ----------      ----------           -----
                                                                   1,097,307               1             0.0
                                                                  ----------      ----------           -----
  Total Investment in Non-Managed Companies (5.4% of net assets)   1,168,992          71,686             5.1
                                                                  ----------      ----------           -----
  Total Investments (105.8% of net assets)                        $4,155,232      $1,408,597           100.0%
                                                                  ----------      ----------           -----



         The accompanying notes to financial statements are an integral part of this schedule.



                                   ----------

                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                       SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 2000

----------

(1) The accrual of interest on the notes was discontinued by the Fund effective July 1, 1999.

(2)  The Fund has not accrued any interest on these notes.

(3) On April 5, 2001, R.B.M. Precision Metal Products, Inc. ("RBM") prepaid these notes at face value, plus accrued interest, and purchased the common stock and warrants for $46,909.

(4) These are non-interest bearing receivables, which were purchased from LMC Corporation ("LMC") at a discount. Payments are due on May 21, 2001 and November 21, 2001 each in the amount of $25,361 and May 21, 2002 in the amount of $28,179.

(5) See Note 13 regarding significant issues concerning the ownership and transferability of this stock.

*    Non-income producing security.



         The accompanying notes to financial statements are an integral part of this schedule.



                                   ----------

                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                 BALANCE SHEETS

DECEMBER 31, 2000 AND 1999

                                                       2000            1999
                                                   ------------    ------------
ASSETS:
  Investments
    Portfolio investments, at fair value:
      Managed companies (amortized cost -
        $2,986,240 and $8,530,780, respectively)   $  1,336,911    $    884,473
      Non-managed companies (amortized cost -
        $1,168,992 and $1,139,911, respectively)         71,686          42,605
    Temporary investments, at amortized cost                 --         374,820
                                                   ------------    ------------
      Total investments                               1,408,597       1,301,898
  Cash and cash equivalents                                 100         130,566
  Accrued interest receivable                            17,772          19,126
  Other assets                                           20,514          20,834
                                                   ------------    ------------
    Total assets                                   $  1,446,983    $  1,472,424
                                                   ============    ============
LIABILITIES:
  Due to affiliates                                $      4,950    $     28,161
  Accounts payable and accrued liabilities              111,089         493,269
  Distributions payable to partners                          --         263,575
                                                   ------------    ------------
    Total liabilities                                   116,039         785,005
                                                   ------------    ------------

COMMITMENTS AND CONTINGENCIES

NET ASSETS:
  Managing General Partner                             (124,842)       (166,208)
  Limited Partners (equivalent to $1.81
    and $0.98, respectively, per limited
    partnership unit based on 805,741
    and 869,796 units outstanding)                    1,455,786         853,627
                                                   ------------    ------------
      Total net assets                                1,330,944         687,419
                                                   ------------    ------------
        Total liabilities and net assets           $  1,446,983    $  1,472,424
                                                   ============    ============



         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                       SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                        2000            1999            1998
                                                    ------------    ------------    ------------
INVESTMENT INCOME:
  Income:
    Interest                                        $    201,612    $    314,326    $    596,296
    Other income                                              --           1,412          11,058
                                                    ------------    ------------    ------------
      Total investment income                            201,612         315,738         607,354
                                                    ------------    ------------    ------------
  Expenses:
    Fund administration fees                             118,327         118,327         118,327
    Liquidation expenses                                  81,829              --              --
    Administrative expenses                               68,895          68,895          68,895
    Independent General Partner fees and expenses         42,881          53,861          52,076
    Professional fees                                     29,997         210,116         141,780
    Other expenses                                        82,484          61,734          66,185
    Investment advisory fees                                  --          82,162         102,251
                                                    ------------    ------------    ------------
      Total expenses                                     424,413         595,095         549,514
                                                    ------------    ------------    ------------
NET INVESTMENT (LOSS) INCOME                            (222,801)       (279,357)         57,840
                                                    ------------    ------------    ------------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized (loss) gain on investments           (5,131,299)        410,023      (2,497,650)
    Net change in unrealized loss on investments       5,996,978      (6,494,039)      1,552,695
                                                    ------------    ------------    ------------
      Net gain (loss) on investments                     865,679      (6,084,016)       (944,955)
                                                    ------------    ------------    ------------
NET INCREASE (DECREASE) IN NET
  ASSETS RESULTING FROM OPERATIONS                  $    642,878    $ (6,363,373)   $   (887,115)
                                                    ============    ============    ============

         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                      SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                    2000            1999            1998
                                                                ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net increase (decrease) in net assets
    resulting from operations                                   $    642,878    $ (6,363,373)   $   (887,115)
  Adjustments to reconcile net increase (decrease)
    in net assets resulting from operations to
    net cash (used in) provided by operating activities:
      Accreted discount on portfolio investments                     (26,497)        (12,987)        (11,424)
      Interest income received in stock                                   --         (69,360)             --
      Change in assets and liabilities:
        Accrued interest receivable                                    1,354          66,430         (17,592)
        Other assets                                                     320           6,400          31,692
        Due to affiliates                                            (23,211)          2,413          (8,048)
        Accounts payable and accrued liabilities                      60,791          16,798           2,227
      Net realized loss (gain) on investments                      5,131,299        (410,023)      2,497,650
      Net change in unrealized loss on investments                (5,996,978)      6,494,039      (1,552,695)
                                                                ------------    ------------    ------------
          Net cash (used in) provided by operating activities       (210,044)       (269,663)         54,695
                                                                ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                                  (83,036)       (737,894)     (2,868,290)
  Proceeds from dispositions of portfolio investments                 50,722         423,824       1,124,615
  Sale (purchase) of temporary investments, net                      374,820       1,522,403       6,297,597
                                                                ------------    ------------    ------------
      Net cash provided by investing activities                      342,506       1,208,333       4,553,922
                                                                ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  General Partner capital contribution                                28,831              --              --
  Cash distributions paid to partners                               (263,575)     (1,139,801)     (3,503,484)
  Repurchase of limited partnership units                            (28,184)       (296,973)       (752,571)
                                                                ------------    ------------    ------------
    Net cash used in financing activities                           (262,928)     (1,436,774)     (4,256,055)
                                                                ------------    ------------    ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                (130,466)       (498,104)        352,562
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       130,566         628,670         276,108
                                                                ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $        100    $    130,566    $    628,670
                                                                ============    ============    ============
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Investments exchanged for other investments                   $         --    $         --    $  1,360,801
                                                                ============    ============    ============



         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                      EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                       STATEMENTS OF CHANGES IN NET ASSETS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                   2000            1999            1998
                                                               ------------    ------------    ------------
Increase (decrease) in net assets resulting from operations:
  Net investment (loss) income                                 $   (222,801)   $   (279,357)   $     57,840
  Net realized (loss) gain on investments                        (5,131,299)        410,023      (2,497,650)
  Net change in unrealized loss on investments                    5,996,978      (6,494,039)      1,552,695
                                                               ------------    ------------    ------------
      Net increase (decrease) in net assets
        resulting from operations                                   642,878      (6,363,373)       (887,115)
General Partner capital contribution                                 28,831              --              --
Repurchase of limited partnership units                             (28,184)       (296,973)       (752,571)
Distributions to partners from -
  Net investment income                                                  --              --         (85,585)
  Realized gain on investments                                           --              --      (1,402,287)
  Return of capital                                                      --      (1,118,426)     (1,270,116)
                                                               ------------    ------------    ------------
    Total increase (decrease) in net assets                         643,525      (7,778,772)     (4,397,674)

Net assets:

  Beginning of year                                                 687,419       8,466,191      12,863,865
                                                               ------------    ------------    ------------
  End of year (including no undistributed net
    investment income)                                         $  1,330,944    $    687,419    $  8,466,191
                                                               ============    ============    ============



         The accompanying notes to financial statements are an integral part of these financial statements.



                                   ----------

                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                        SELECTED PER UNIT DATA AND RATIOS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 2000, 1999, 1998, 1997 AND 1996

                                                     2000             1999             1998             1997             1996
                                                 ------------     ------------     ------------     ------------     ------------
PER UNIT DATA:
  Investment income(1)                           $       0.23     $       0.34     $       0.53     $       1.24     $       1.11
  Expenses(1)                                           (0.48)           (0.64)           (0.48)           (0.49)           (0.47)
                                                 ------------     ------------     ------------     ------------     ------------
    Net investment (loss) income(1)                     (0.25)           (0.30)            0.05             0.75             0.64
  Net realized (loss) gain on investments(1)            (5.83)            0.44            (2.17)            2.64            (2.88)
  Net change in unrealized loss
    on investments(1)                                    6.82            (6.96)            1.35            (2.91)            1.93
  Effect of unit repurchases on
    net asset value                                      0.09            (0.19)            0.01               --            (0.02)
  Distributions declared to partners -                     --            (1.20)           (2.71)           (2.90)           (1.20)
                                                 ------------     ------------     ------------     ------------     ------------
    Net increase (decrease) in net asset value           0.83            (8.21)           (3.47)           (2.42)           (1.53)
      Net asset value:
        Beginning of year                                0.98             9.19            12.66            15.08            16.61
                                                 ------------     ------------     ------------     ------------     ------------
        End of year                              $       1.81     $       0.98     $       9.19     $      12.66     $      15.08
                                                 ============     ============     ============     ============     ============
RATIOS:
  Ratio of expenses to average net assets               61.31%            9.87%            5.15%            3.60%            2.92%
  Ratio of net investment (loss) income to
    average net assets                                 (32.19)%          (4.63)%           0.54%            5.55%            4.05%
Number of limited partnership units
  at end of year                                      805,741          869,796          940,336        1,020,142        1,104,881

----------

(1) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 2000, 1999, 1998, 1997 and 1996 of 862,795, 932,412, 1,010,959, 1,095,362 and 1,186,294, respectively.



  The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.



                                   ----------

                                       TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.       ORGANIZATION AND PURPOSE

Fiduciary Capital Pension Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

The investment objective of the Fund was to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

As provided for in the Fund's Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), the Fund's term expired, and the dissolution of the Fund was effective, as of December 31, 2000. The General Partners are proceeding with the liquidation and distribution of the Fund's assets in accordance with a plan of liquidation that was adopted by the General Partners on March 2, 2001. It is currently anticipated that the liquidation of the Fund will be completed prior to December 31, 2001.

A separate fund, Fiduciary Capital Partners, L.P. ("FCP"), was also formed on October 20, 1988 for taxable investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.       SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Method The Fund maintains its accounting records, prepares financial statements and files its tax returns using the accrual method of accounting.

Realized and Unrealized Gain or Loss on Investments Realized gains and losses are recorded upon disposition of investments and are calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of investments, as determined by FCM, are included as changes in the unrealized appreciation or depreciation of investments in the Fund's Statements of Operations.

Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market



                                   ----------

                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.

Cash and Cash Equivalents The Fund considers investments in money market funds to be cash equivalents.

Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.

Liquidation Expenses The dissolution of the Fund was effective as of December 31, 2000 and it is anticipated that the liquidation of the Fund will be completed prior to December 31, 2001. Therefore, as of December 31, 2000 the Fund accrued an estimate of the expenses that are expected to be incurred subsequent to the final liquidation in winding up the Fund's activities.

Income Taxes No provision for income taxes has been made in the financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

3.        ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated:
(i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non-compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative, non-compounded preferred return of 9% per annum on their capital contribution to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

Prior to 1998, cash distributions and earnings of the Fund were allocated 99% to the Limited Partners and 1% to FCM. The Fund's 1998 loss was allocated approximately 88% to the Limited Partners and approximately 12% to FCM, and the portion of the 1998 cash distributions that exceeded the partners' cumulative preferred return amount was allocated 100% to the Limited Partners. Approximately 100% of the Fund's 1999 loss was allocated to the Limited Partners, and 1999 distributions were allocated 99% to the Limited Partners and 1% to FCM. The Fund's 2000 income was allocated approximately 98% to the Limited Partners and approximately 2% to FCM. The Fund did not pay any 2000 distributions.

4.       CAPITAL CONTRIBUTIONS

Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $29,796,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $26,294,970. FCM made additional capital contributions totaling $28,831 during 2000.

5.       PERIODIC UNIT REPURCHASE PLAN

The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund has annually offered to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%), which is retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this



                                   ----------

                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


amount are tendered, Units are purchased on a pro-rated basis, after giving priority to Limited Partners owning less than 100 Units.

Repurchases of Units since the adoption of the plan are summarized as follows:

                       Units Repurchased         Net Asset Value per Unit
                     ----------------------      ------------------------
                               Percentage
    Date of                  of Outstanding                    Net of the
Repurchase Offer     Number       Units          Gross           2% Fee
----------------     ------  --------------      -----         ----------
November 1993        61,850       4.15%         $18.33           $17.96
November 1994       130,951       9.17%          18.35            17.98
November 1995       100,435       7.74%          19.51            19.12
November 1996        91,683       7.66%          15.71            15.40
November 1997        84,739       7.67%          13.72            13.45
November 1998        79,806       7.82%           9.43             9.24
November 1999        70,540       7.50%           4.21             4.13
November 2000        64,055       7.36%           0.44             0.43

6.        INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM is entitled to receive a subordinated monthly investment advisory fee equal, on an annual basis, to 1% of the Fund's available capital, as defined in the Partnership Agreement, net of certain fees received directly by FCM from the Fund's portfolio companies. Investment advisory fees of $82,162 and $102,251 were paid by the Fund for 1999 and 1998, respectively. The investment advisory fees for 2000, in the amount of $69,386, were not paid due to the failure of the Fund to satisfy the applicable subordination provisions. During March 2001, in connection with the adoption of the plan of liquidation, FCM permanently waived its rights to receive any future investment advisory fees from the Fund, retroactive to January 1, 2000. As a result, the Fund did not record the investment advisory fees for 2000 as an expense.

7.       FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of 0.45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $118,327 were incurred each year by the Fund during 2000, 1999 and 1998. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $68,895 each year during 2000, 1999 and 1998.

8.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCP an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $42,881, $53,861 and $52,076 were incurred by the Fund for 2000, 1999 and 1998, respectively.

9.       OTHER RELATED PARTY TRANSACTIONS

FCM and its affiliates are entitled to reimbursement of direct expenses paid on behalf of the Fund. Such reimbursements amounted to $187,841, $260,320 and $238,068 during 2000, 1999 and 1998, respectively.

10.      PORTFOLIO INVESTMENTS

The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjected each prospective investment to rigorous analysis, and made only those investments that were recommended by FCM and that met the Fund's investment guidelines or that were otherwise approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

As of December 31, 2000, the Fund held portfolio investments in two Managed Companies, with an aggregate cost of approximately $3.0 million, and two Non-Managed Companies, with an aggregate cost of approximately $1.2 million. During the year ended December 31, 2000, the Fund acquired additional follow-on investments in Niigata Engineering Co., Ltd. and LMC at a cost of $83,036.

During 2000, the Fund wrote off its equity investments in LMC, which filed for Chapter 11 bankruptcy protection during 2000. In addition, the Fund reversed amounts that had previously been accrued for certain known potential liabilities related to former investments of the Fund. In total, the Fund recorded net realized losses of $5,131,299 during 2000.



                                   ----------

                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (Continued)


None of the Fund's portfolio investments are pledged or otherwise encumbered.

11.      UNREALIZED GAIN (LOSS) ON INVESTMENTS

As of December 31, 1999, the Fund had recorded net unrealized loss on investments of $8,743,613. During 2000, the Fund recorded $240,894 of additional unrealized loss and $663,606 of unrealized gain on investments. In addition, the Fund disposed of investments during 2000 with respect to which the Fund had recorded $5,574,266 of unrealized loss during prior years. Therefore, at December 31, 2000, the Fund had recorded net unrealized loss on investments of $2,746,635.

12.      NON-ACCRUAL STATUS OF INVESTMENTS

In accordance with the Fund's accounting policies, the Fund stopped accruing interest on the LMC Senior Subordinated Revolving Notes effective July 1, 1999 and has not recorded any interest on the LMC Promissory Notes that were acquired during 2000. In addition, the Fund did not record interest income with respect to the RBM Senior Subordinated Secured Notes during the period from August 25, 1998 through May 24, 1999. The Fund received RBM common stock in payment of the interest due with respect to this nine-month period and the stock was valued at $1 by the Fund at the time of its receipt.

13.       COMMITMENTS AND CONTINGENCIES

WasteMasters, Inc. ("WasteMasters") The Fund acquired its WasteMasters stock, which trades on the OTC Bulletin Board System, from Nikko Trading of America Corporation ("Nikko") on June 3, 1998. The stock was subject to a 24-month lock-up period through May 2000. Upon expiration of the lock-up period, the Fund requested that WasteMasters issue the Fund a new stock certificate without the restrictive legend that existed on the Fund's original certificate, so that the stock could be sold. WasteMasters refused to comply with this request because of a court order during March 2000 that authorized the cancellation of all WasteMasters stock that had been issued to Nikko, including the shares that Nikko had previously transferred to the Fund. At this time, the Fund is uncertain as to how, or when, these issues regarding the ownership and transferability of its WasteMasters stock will be resolved. The Fund has retained counsel and WasteMasters' attorneys are considering the Fund's request to be treated as a bona fide purchaser of the shares from Nikko. Others are in the same position as the Fund and have requested similar treatment. WasteMasters' attorneys have indicated that they will not be in a position to make a determination as to the Fund's position as a bona fide purchaser until other ongoing litigation is resolved. There can be no assurance that a conclusion favorable to the Fund will be achieved, or that a determination will be made prior to the final liquidation of the Fund.

14.      RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                2000            1999            1998
                            ------------    ------------    ------------
Net increase (decrease)
  in net assets resulting
  from operations per
  financial statements      $    642,878    $ (6,363,373)   $   (887,115)
Increase (decrease)
  resulting from:
    Change in unrealized
      loss on investments     (5,996,978)      6,494,038      (1,552,695)
    Realized gains and
      losses on
      investments               (442,971)          5,631      (2,919,771)
    Interest income                   --           7,690         133,320
    Other                         70,868          11,606         (11,221)
                            ------------    ------------    ------------
Taxable income (loss) per
  federal income tax
  return                    $ (5,726,203)   $    155,592    $ (5,237,482)
                            ============    ============    ============

The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

                                    2000           1999           1998
                                ------------   ------------   ------------
Net assets per
  financial statements          $  1,330,944   $    687,419   $  8,466,191
    Unrealized loss on
      investments                  2,746,635      8,743,612      2,249,574
    Syndication, organization
      and start-up costs, net        953,049      2,517,779      2,851,719
    Realized gains and losses
      on investments                      --        442,971        437,340
    Distributions payable                 --        263,575        284,950
    Additional stock and
      note basis                     141,012        141,012        133,322
    Accrued expenses                 102,577         34,524         22,800
                                ------------   ------------   ------------
Tax bases of net assets         $  5,274,217   $ 12,830,892   $ 14,445,896
                                ============   ============   ============



                                   ----------

                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Fiduciary Capital Pension Partners, L.P.:

We have audited the accompanying balance sheets of Fiduciary Capital Pension Partners, L.P. (a Delaware limited partnership) as of December 31, 2000 and 1999, including the schedule of investments as of December 31, 2000, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 2000 and the selected per unit data and ratios for each of the five years in the period then ended. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000 and 1999 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the financial statements include investment securities valued at $1,408,597 at December 31, 2000 (105.8% of net assets) and $927,078 at December 31, 1999 (134.9% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Pension Partners, L.P. as of December 31, 2000 and 1999, and the results of its operations, its cash flows and the changes in its net assets for each of the three years in the period ended December 31, 2000, and the selected per unit data and ratios for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Denver, Colorado
April 24, 2001.



                                   ----------

                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


The following discussion should be read in conjunction with the Fund's audited Financial Statements and the Notes thereto. This Report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions and the effects of competition on the business of the portfolio companies and other factors discussed elsewhere in this Report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $26,298,970.

The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund has annually offered to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are purchased on a pro rata basis, after giving priority to Limited Partners owning less than 100 Units.

Repurchases of Units since the adoption of the plan are summarized as follows:

                        Units Repurchased         Net Asset Value per Unit
                     -----------------------      ------------------------
                                Percentage
    Date of                   of Outstanding                    Net of the
Repurchase Offer     Number        Units          Gross           2% Fee
----------------     ------   --------------      -----         ----------
November 1993        61,850        4.15%          $18.33          $17.96
November 1994       130,951        9.17%           18.35           17.98
November 1995       100,435        7.74%           19.51           19.12
November 1996        91,683        7.66%           15.71           15.40
November 1997        84,739        7.67%           13.72           13.45
November 1998        79,806        7.82%            9.43            9.24
November 1999        70,540        7.50%            4.21            4.13
November 2000        64,055        7.36%            0.44            0.43

The Fund's investment period ended on December 31, 1995. Although the Fund has been permitted to make additional investments in existing portfolio companies since 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode since 1995.

As provided for in the Partnership Agreement, the Fund's term expired, and the dissolution of the Fund was effective, as of December 31, 2000. The General Partners are proceeding with the liquidation and distribution of the Fund's assets in accordance with a plan of liquidation that was adopted by the General Partners on March 2, 2001. It is currently anticipated that the liquidation of the Fund will be completed prior to December 31, 2001 and that additional distributions to Limited Partners during 2001 will total between $1.00 and $1.50 per Unit.

As of December 31, 2000, the Fund held portfolio investments in two Managed Companies, with an aggregate cost of approximately $3.0 million, and two Non-Managed Companies, with an aggregate cost of approximately $1.2 million. These portfolio investments, which were made through the reinvestment of proceeds from the sale of other portfolio investments, represented approximately 105.8% of the Fund's net assets as of December 31, 2000. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity.

During December 2000, RBM and the Fund began negotiating a transaction in which RBM would prepay the RBM notes held by the Fund and purchase the RBM common stock and warrants held by the Fund. In this transaction, which was consummated on April 5, 2001, RBM (i) prepaid the $1,290,000 of RBM notes held by the Fund at par, plus accrued interest, and (ii) purchased the RBM stock and warrants held by the Fund for $46,909.

The cash proceeds received during April 2001 from the RBM transaction are available to fund the 2001 repurchase offer, to pay Fund expenses and for distribution to the partners. The Fund does not anticipate making any additional follow-on investments in existing portfolio companies.

Due to affiliates decreased $23,211 from $28,161 at December 31, 1999 to $4,950 at December 31, 2000. This decrease resulted primarily from a reduction in the amount of reimbursements due FCM for expenses incurred on behalf of the Fund and, as discussed below, the fact that no investment advisory fees were payable to FCM for 2000.



                                   ----------

                                     SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Accounts payable and accrued liabilities decreased $382,180 from $493,269 at December 31, 1999 to $111,089 at December 31, 2000. This decrease resulted primarily from the reversal of amounts that had previously been accrued for certain known potential liabilities related to former investments of the Fund (see discussion below). These reserves represented approximately $443,000, or 90%, of the total accounts payable and accrued liabilities at December 31, 1999. The impact of the reversal of these reserves was partially offset by the accrual, as of December 31, 2000, of $81,829 of estimated expenses that are expected to be incurred in winding up the activities of the Fund subsequent to final liquidation.

Distributions payable to partners decreased from $263,575 at December 31, 1999 to zero at December 31, 2000. This decrease resulted from a decrease in the per Unit distribution rate from $0.30 for the three months ended December 31, 1999 to zero for the three months ended December 31, 2000.

As discussed above, the dissolution of the Fund was effective as of December 31, 2000 and the General Partners are proceeding with the liquidation and distribution of the Fund's assets in accordance with a plan of liquidation that was adopted by the General Partners on March 2, 2001. It is currently anticipated that the liquidation of the Fund will be completed prior to December 31, 2001 and that additional distributions to Limited Partners during 2001 will total between $1.00 and $1.50 per Unit.

As of December 31, 1999, the Fund had accrued approximately $443,000 for certain known potential liabilities related to two former investments of the Fund. The accruals were reversed as of December 31, 2000 because the applicable statutes of limitation had expired with respect to a portion of the potential liabilities and because FCM and its partners agreed to indemnify the Fund with respect to any remaining potential liabilities associated with these two former investments.

The Fund may be exposed to other unasserted legal claims encountered in the course of its activities, past and present. Management does not believe that any such possible claims would have a material impact on the operating results, financial position or cash flows of the Fund.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's investment income consists primarily of interest income earned from the various debt investments held by the Fund. Major expenses include fund administration fees, liquidation expenses, administrative expenses and professional fees and other expenses related to the Fund's portfolio investments.

                              2000 Compared to 1999

The Fund's net investment loss was $222,801 for the year ended December 31, 2000 on total investment income of $201,612 as compared to a net investment loss of $279,357 on total investment income of $315,738 for the prior year. Net investment loss per limited partnership unit decreased from $0.30 to $0.25 and the ratio of net investment loss to average net assets increased from 4.63% to 32.19% for the year ended December 31, 2000 in comparison to the prior year. The ratio of net investment loss to average net assets increased even though the net investment loss decreased, both in the aggregate and on a per Unit basis, due to a significant decrease in the Fund's average net assets for the year ended December 31, 2000 in comparison to the prior year.

Net investment loss for the year ended December 31, 2000 decreased primarily as a result of a decrease in total expenses in comparison to the prior year. The favorable impact of the decrease in total expenses was partially offset by a smaller decrease in investment income.

Investment income decreased $114,126, or 36.1%, for the year ended December 31, 2000 in comparison to the prior year. This decrease resulted primarily from the decision to stop accruing interest on the Fund's LMC debt investments effective July 31, 1999 and a decrease in the amount of the Fund's temporary and money market investments. The amount of the temporary and money market investments decreased because of (i) cash distributions made by the Fund during 1999 that constituted a return of capital, (ii) purchases of additional LMC follow-on investments (including the Niigata receivables), and (iii) the Fund's repurchase of Units during the fourth quarters of 1999 and 2000. The negative effect of these items was partially offset by interest income earned on the Niigata receivables and an increase in the interest income earned on the RBM subordinated debt investment. As discussed below, the Fund did not record any interest income on the RBM notes during the period from August 25, 1998 through May 24, 1999.

Total expenses decreased $170,682, or 28.7%, for the year ended December 31, 2000 in comparison to the prior year. This decrease resulted primarily from decreases in professional and investment advisory fees. Independent General Partner fees and expenses also decreased, although by a smaller amount. These decreases were partially offset by increases in other expenses incurred in connection with the Fund's LMC investments and the accrual of estimated expenses that are expected to be incurred in winding up the activities of the Fund subsequent to final liquidation.



                                   ----------

                                    SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Professional fees decreased because prior year legal fees included a significant amount of fees incurred in connection with LMC related litigation. The Fund's obligation to pay the monthly investment advisory fees to FCM is subject to the Fund satisfying applicable subordination provisions as set forth in the Partnership Agreement. The investment advisory fees were not paid during 2000 due to the failure of the Fund to satisfy these subordination provisions. During March 2001, in connection with the adoption of the plan of liquidation for the Fund, FCM permanently waived its rights to receive any future investment advisory fees from the Fund, retroactive to January 1, 2000. As a result, the Fund did not record the investment advisory fees for 2000 as an expense.

                              1999 Compared to 1998

The Fund's net investment loss was $279,357 for the year ended December 31, 1999 on total investment income of $315,738 as compared to net investment income of $57,840 on total investment income of $607,354 for the prior year. Net investment income (loss) per limited partnership unit decreased from $0.05 to $(0.30) and the ratio of net investment income (loss) to average net assets decreased from 0.54% to (4.63)% for the year ended December 31, 1999 in comparison to the prior year.

Net investment income (loss) for the year ended December 31, 1999 decreased primarily as a result of a decrease in investment income in comparison to the prior year. Total expenses also increased, though by a much smaller amount.

Investment income decreased $291,616, or 48.0%, for the year ended December 31, 1999 in comparison to the prior year. This decrease resulted primarily from a decrease in the amount of the Fund's temporary investments and the decisions not to record interest on the Fund's LMC notes during the period from July 1, 1999 through December 31, 1999 and the Fund's RBM notes during the period from August 25, 1998 through May 24, 1999 (see discussions below). The amount of the Fund's temporary investments decreased because of (i) return of capital distributions by the Fund, (ii) the Fund's repurchase of Units during the fourth quarters of 1998 and 1999, (iii) purchases of additional follow-on investments, and (iv) the incurrence of net investment losses by the Fund.

Total expenses increased $45,581, or 8.3%, for the year ended December 31, 1999 in comparison to the prior year. This increase resulted primarily from an increase in professional fees. This increase was partially offset by a decrease in investment advisory fees.

Professional fees increased primarily as a result of increases in legal fees incurred in connection with LMC related litigation. Investment advisory fees decreased primarily as a result of (i) the repurchase of Units during the fourth quarters of 1998 and 1999, (ii) the payment of quarterly cash distributions during 1998 that exceeded the Limited Partners' Preferred Return (as defined in the Fund's Partnership Agreement), and (iii) losses realized by the Fund during the second quarter of 1998 with respect to the Mobile Technology, Inc. ("MTI"), Atlas and AR Accessories Group, Inc. ("ARA") portfolio investments. All three of these items decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

                     NET REALIZED GAIN (LOSS) ON INVESTMENTS

The Fund realized net losses of $5,131,299 during the year ended December 31, 2000, net gains of $410,023 during the year ended December 31, 1999 and net losses of $2,497,650 during the year ended December 31, 1998.

During 2000, the Fund wrote off the cost of its LMC equity investments, resulting in realized losses of $5,574,270. These losses were partially offset by approximately $443,000 of realized gains resulting from the reversal of previously established accruals for certain known potential liabilities related to two former investments of the Fund, as discussed above.

The net realized gains for 1999 resulted from gains from the sale of the Fund's remaining KEMET Corporation common stock, net of losses resulting from adjustments relating to certain previously held investments. The net realized losses for 1998 resulted from losses on the Fund's ARA, MTI and Atlas investments and an additional realized gain on the Fund's Huntington Holdings, Inc. investment.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation.



                                   ----------

                                    EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

Prior to 1998, the Fund had recorded cumulative net unrealized loss on investments of $3,802,269. During 1998, the Fund recorded $1,944,753 of unrealized loss on investments. In addition, the Fund disposed of investments during 1998 with respect to which the Fund had recorded $3,497,448 of net unrealized loss during prior years. Therefore, at December 31, 1998, the Fund had net unrealized loss on investments of $2,249,574.

During 1999, the Fund recorded $6,238,506 of unrealized losses on investments. In addition, the Fund disposed of investments during 1999 with respect to which the Fund had recorded $255,533 of net unrealized gains during prior years. Therefore, at December 31, 1999, the Fund had net unrealized losses on investments totaling $8,743,613.

The net increase in unrealized losses on investments during 2000 and the cumulative net unrealized losses on investments at December 31, 2000, consisted of the following components:

                              Net Changes       Net Unrealized
                             in Unrealized       Gain (Loss)
                              Gain (Loss)       Recorded as of
Portfolio Investment          During 2000      December 31, 2000
--------------------         -------------     -----------------
Unrealized losses recorded
  during prior years with
  respect to LMC equity
  investments that were
  written off during 2000      $5,574,266         $        --
LMC                              (240,894)         (1,647,054)
RBM                               663,606              (2,275)
WasteMasters                           --          (1,097,306)
                               ----------         -----------
                               $5,996,978         $(2,746,635)
                               ==========         ===========

LMC experienced significant cash flow shortfalls in December 1999 and January 2000. These cash flow shortfalls, combined with significant reductions in the cash available under LMC's revolving line of credit with CIT, forced a cessation of production of equipment and severely curtailed LMC's ability to fulfill orders for spare parts. Substantially all of LMC's employees were terminated during December 1999 and January 2000.

While LMC held discussions with several potential purchasers of its business, in whole or in part, no meaningful offers were received. LMC did consummate a consignment joint venture with respect to its spare parts business during March 2000.

LMC received a notice of default, dated April 6, 2000, from CIT with respect to its revolving line of credit. On April 28, 2000, LMC filed for Chapter 11 bankruptcy protection. On November 9, 2000, CIT repossessed LMC's assets that had been pledged as collateral on the line of credit (all of LMC's assets except for its real property). On January 17, 2001, CIT conducted a foreclosure sale of the repossessed assets. The proceeds of the foreclosure sale totaled less than the amount of LMC's indebtedness to CIT. LMC is currently attempting to sell its real property. All proceeds realized from the sale would be payable to LMC's creditors, including the Fund.

The Fund wrote its LMC investment down by $459,200 and $282,720 during 1995 and 1997, respectively. As a result of the above discussed developments, the Fund created additional reserves of $6,238,506 and $240,894 against the carrying values of the Fund's LMC investment during the years ended December 31, 1999 and 2000, respectively. As of December 31, 2000, the Fund wrote the cost of all of its LMC equity investments off as realized losses. There is a possibility that the Fund could recover a small portion of its investment in LMC debt during 2001 out of proceeds derived from the sale of LMC's real property.

During the fourth quarter of 1998, RBM encountered financial difficulties resulting primarily from significant declines in sales to Digital Equipment Corporation ("DEC"), which occurred as a result of DEC being acquired by Compaq Computer Corp. As a result of these financial difficulties, RBM restructured its debt. As part of this restructuring, RBM's subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998. As a consequence, the Fund's ownership of RBM, on a fully diluted basis, increased from 5.9% to 7.2%, assuming exercise of its warrants. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could meet its interest obligations to its creditors, including the Fund.

As a result of these developments, the Fund recorded aggregate writedowns of $665,881 relating to RBM during the year ended December 31, 1998. In addition, the Fund placed a $1 aggregate valuation on the RBM common stock that was received in pay-



                                   ----------

                                    NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

ments of the interest with respect to the nine-month period beginning August 25, 1998 and ending May 24, 1999. RBM resumed paying the quarterly interest payments in cash, commencing with the quarterly interest payment due on August 24, 1999.

During December 2000, RBM and the Fund began negotiating a transaction in which RBM would prepay the RBM notes held by the Fund and purchase the RBM common stock and warrants held by the Fund. In this transaction, which was consummated on April 5, 2001, RBM (i) prepaid the $1,290,000 of RBM notes held by the Fund at par, plus accrued interest, and (ii) purchased the RBM stock and warrants held by the Fund for $46,909.

The Fund recorded unrealized gains of $663,606 with respect to its various RBM portfolio investments as of December 31, 2000, in order to adjust the carrying value of the investments to amounts equal to the proceeds received from RBM during April 2001.

During June 1998, the Fund exchanged its Atlas subordinated notes and warrants for 821,376 shares of common stock in WasteMasters, a waste management company headquartered in El Reno, Oklahoma. The Fund's WasteMasters stock, which was acquired from Nikko Trading of America Corporation ("Nikko"), was subject to a 24-month lock-up period through May 2000. Upon expiration of the lock-up period, the Fund requested that WasteMasters issue the Fund a new stock certificate without the restrictive legend that existed on the Fund's original certificate, so the stock could be sold. WasteMasters refused to comply with this request because of a court order during March 2000 that authorized the cancellation of all WasteMasters stock that had been issued to Nikko, including the shares that Nikko had previously transferred to the Fund. At this time, the Fund is uncertain as to how, or when, these issues regarding the ownership and transferability of its WasteMasters stock will be resolved. The Fund has retained counsel and WasteMasters' attorneys are considering the Fund's request to be treated as a bona fide purchaser of the shares from Nikko. Others are in the same position as the Fund and have requested similar treatment. WasteMasters' attorneys have indicated that they will not be in a position to make a determination as to the Fund's position as a bona fide purchaser until other ongoing litigation is resolved. There can be no assurance that a conclusion favorable to the Fund will be achieved, or that a determination will be made prior to the final liquidation of the Fund.

The WasteMasters common stock, which trades on the OTC Bulletin Board System ("WAST"), closed at $1.78 (an average of the closing bid and ask prices) on June 3, 1998 (the date of the exchange). However, due to a number of factors, including the speculative nature of the WasteMasters stock, the two-year lock-up period and the relative size of the Fund's stock position, FCM recorded the WasteMasters stock at the same nominal value that the Atlas securities had previously been carried by the Fund.

The Fund recorded a realized loss of $2,125,574 on the exchange, which is equal to the amount of the loss that the Fund claimed for income tax purposes from the disposition of the Atlas securities. The balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

The 52-week low for the WasteMasters common stock is $0.02 per share and the current bid price (April 5, 2001) is $0.055 per share.

INFLATION AND CHANGING PRICES

Inflation has had no material impact on the operations or financial condition of the Fund from inception through December 31, 2000. However, inflation and changing prices, in addition to other factors, may effect the value and the eventual selling price of the Fund's remaining investments.



                                   ----------

                                     TWENTY

                                                                FUND INFORMATION


                                        FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
                                                     1530 16th Street, Suite 200
                                                          Denver, Colorado 80202
                                                                  (800) 866-7607


                                                        MANAGING GENERAL PARTNER
                                        FCM Fiduciary Capital Management Company


                                                                        AUDITORS
                                                             Arthur Andersen LLP
                                                                Denver, Colorado


                                                                   LEGAL COUNSEL
                                                                 Lyle B. Stewart
                                                                Denver, Colorado


                                                                  TRANSFER AGENT
                                                             GEMISYS Corporation
                                                             Englewood, Colorado


                                                     A copy of the Annual Report
                                                 on Form 10-K, as filed with the
                                             Securities and Exchange Commission,
                                             will be furnished without charge to
                                           Limited Partners upon request. A copy
                                             can also be obtained from the SEC's
                                                EDGAR Database on the World Wide
                                         Web at: http://www.sec.gov/edgarhp.htm.